NSAR
Screen 38, 77(G.)

Defaulted senior securities for the period ended March 31, 2001

1.   Finova Capital Corporation, 7.250%, due 11/08/2004

o    Reason for Default: Bankruptcy
o    Date of Default: 11/14/2001
o    Principal Amount: 14,500,000
o    Amount of Default: $127,660.41
o Amount of Default per 1,000 face amount [(Amount of default)/(principal amount) * (1,000)]: $8.80